Exhibit 10.8

Amendment to Confidentiality, Non-Disclosure and Non-Solicitation Agreement

This Amendment to the Confidentiality, Non-Disclosure and Non-Solicitation Agreement (this “Amendment”), dated effective as of February 10, 2012 (the “Effective Date”), is by and between S1 Corporation (the “Company”) and Jan Kruger (the “Executive”).

RECITALS

A. The Company and the Executive entered into a Confidentiality, Non-Disclosure and Non-Solicitation Agreement dated September 14, 2007 (the “Agreement”);

B. The Company and the Executive entered into an Agreement dated December 24, 2008 (the “Separation Agreement”); and

C. The Company and the Executive wish to amend (i) the Agreement in accordance with the terms and conditions set forth below and (ii) the Separation Agreement in accordance with the terms and conditions of that separate amendment to the Separation Agreement of equal date herewith.

NOW, THEREFORE, in consideration of these premises and mutual agreements, including the amendment to the Separation Agreement of equal date herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. A new Section 14 shall be added to the Agreement to read as follows:

14.	Confidential Information; Other Restrictive Covenants

Notwithstanding anything in this Agreement to the contrary, effective as of February 10, 2012 the following provisions shall apply and, to the extent inconsistent with any other provision of this Agreement, completely supersede said provision:

(a) Confidential Information. I shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”), and their respective businesses, which information, knowledge or data shall have been obtained by me during my employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by me or my representatives in violation of this Agreement). After termination of my employment with the Company, I shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Agreement constitute a basis for deferring or withholding any amounts otherwise payable to me under the agreement by and between the Company and me entered into and effective as of December 24, 2008 as amended (the “Separation Agreement”).

(b) Covenants Following Certain Terminations of Employment. Notwithstanding the foregoing and in lieu of the covenants contained in section 3, if I receive the payments described in Section 3(d) of the Separation Agreement, I will not for a period of two (2) years following the termination of my employment:

(i)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as defined in Section 14(c));

(ii)

solicit customers with whom I had any contact or for which I had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the Restricted Territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s Business within the Restricted Territory;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so;

(iv)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s Business within the Restricted Territory; or

(v)	solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its Affiliated Companies to terminate their employment, representation or other association with the Company and/or its Affiliated Companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its Affiliated Companies.

Notwithstanding the foregoing, it shall not be a violation of this Section 14(b) for me to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the Company’s Business, provided that I perform services solely for such non-competitive division or business line, and perform no functions on behalf of (and have no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the Company’s Business. Nothing in this Section 14(b) shall prohibit me from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as I have no active participation in the business of such corporation.

(c) Restricted Territory. For the purposes of Section 14(b), the Restricted Territory shall be defined as and limited to (i) the geographic area(s) within a 100 mile radius of any and all areas in which the Company was located immediately prior to February 10, 2012 in, to, or for which I worked, to which I was assigned or had any responsibility (either direct or supervisory) at the date of termination and at any time during the one (1) year prior to the date of termination and (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which I had any contact or for which I had any responsibility (either direct or supervisory) at the time of termination of my employment and at any time during the one (1) year period prior to such termination.

(d) Company’s Business. For purposes of Section 14(b), the Company’s Business is defined to be the business conducted by the Company as of February 10, 2012 consisting of the development and sale of Internet banking, branch banking, ATM driving and retail point-of-sale device driving software products to banks, credit unions, retailers or transaction processors.

2. Except as provided above, the terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

S1 CORPORATION

By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

THE EXECUTIVE

/s/ Jan Kruger
Jan Kruger